Exhibit 99.1

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EDITED TRANSCRIPT

CASY—Q1 2014 Casey`s General Stores Earnings Conference Call

EVENT DATE/TIME: SEPTEMBER 10, 2013 / 02:30PM GMT

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores Inc—CFO

CONFERENCE CALL PARTICIPANTS

Karen Short Deutsche Bank—Analyst

Ben Brownlow Raymond James & Associates—Analyst

Ronald Bookbinder The Benchmark Company, LLC—Analyst

Anthony Lebiedzinski Sidoti & Company—Analyst

John Lawrence Stephens Inc.—Analyst

Damian Witkowski Gabelli & Company—Analyst

Craig Hoagland Anderson Hoagland & Company—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the first-quarter fiscal 2014 Casey’s General Stores earnings conference call. My name is Lacey. I’ll be your coordinator for today. At this time, all participants are in listen-only mode. We will facilitate a question-and-answer session towards the end of the presentation.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today, Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thank you, Lacey. Good morning, and thank you for joining us to discuss Casey’s results for the quarter ended July 31. I am Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here.

Before we begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2000 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. Casey disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. We will take a few minutes to summarize the results of the first quarter. And then afterwards we will open it up for questions about our results and outlook.

We are off to a great start in fiscal 2014. Diluted earnings per share for the first quarter were $1.43, compared to $1.01 for the same quarter a year ago. Results reflect strong gains throughout all categories, resulting in over a 20% increase in gross profit compared to the same quarter a year ago. Before we go over each category to give more detail on what is driving these results, I will remind everyone that we will release details of August same-store sales on Monday, September 16. However, all categories in August continue to trend positive.

We experienced a very favorable fuel margin environment for the quarter, resulting in the record fuel margin of $0.221 per gallon. Our average margin for the past four years has been $0.145 per gallon. The margin benefited from a rise in the value of renewable fuel credits commonly known as RINs during the quarter. During this time, we sold approximately 12.6 million RINs at an average price of $1.02. This represented about $0.03 per gallon improvement to the fuel margin. Currently, RINs are trading around $0.70.

Fuel saver program that we implemented in December of 2012 in partnership with Hy-Vee continues to do very well. Same-store gallons in stores participating in this program were up 5% in the first quarter, compared to approximately 1% gain in stores outside of the program. The combination of these resulted in same-store gallons

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

increase of 3.2% for the quarter. Total gallons sold for the quarter increased 8.2% to 426.5 million. The average retail price during this time was $3.55 per gallon, compared to $3.38 in the same quarter last year. Gasoline gross profit in the quarter was up over 60%, to $94.3 million.

Sales in the Grocery and Other Merchandise category were up nearly 10% to $423.6 million in the first quarter. Same-store sales were above goal, up 6.1%. Sales were strong across all areas of the category, especially beer and cigarettes, both experiencing double-digit sales increases during the quarter compared to a year ago. We believe we are gaining market share in the cigarette area, as a result of retail price adjustments we made last fiscal year. The average margin in the quarter was down about 70 basis points to 32.7%, due to the price reductions just mentioned and a one-time gross profit benefit of $3.5 million last year related to the Illinois cigarette tax change. Without this benefit, the grocery and general merchandise category margin would have been up approximately 20 basis points. We are pleased with the gains in the category, and anticipate continued revenue growth throughout the fiscal year as we benefit from the roll-out of additional operational initiatives and new store openings.

Prepared Food & Fountain category continued its strong performance. Total sales were up 16.5% to $166.3 million for the quarter. Same-store sales in the quarter were up 11.9%, with an average margin of 61.8%, down about 165 basis points from the same quarter a year ago, primarily due to higher commodity costs. Average cost of cheese this quarter was $2.04 per pound, compared to $1.81 per pound a year ago. The average cost of cheese is currently approximately $2.05 per pound. Gross profit dollars in the quarter were up 13.5% to $102.8 million in this category.

Operating expenses in the quarter were up 14% to $216 million. Nearly 55% of this increase was due to a rise in wages primarily related to operating 51 more stores this quarter compared to the same time period a year ago, as well as the increase in the operational initiatives described in the press release. Included in the wages was a $3 million increase in the bonus accrual, due the strong performance in the quarter. Also due to the increase in gas gallons sold during this period, we experienced approximately a $3.2 million rise in credit card fees. Without these two items, operating expenses would have been up approximately 10.8%.

On the income statement, total revenue in the quarter was $2.1 billion, up 13.2%. The effective tax rate this quarter was higher than the first quarter of last year, primarily due to a tax benefit recorded last year that is not recurring in the current year. We expect our effective tax rate to be around 37.5% for the fiscal year. Our balance sheet continues to be strong. At July 31, cash and cash equivalents were $190.9 million, up $41.3 million at the end of the fiscal year, primarily due to the recent debt we incurred.

Long-term debt net of current maturities was $804 million, and shareholder equity rose to $653.5 million, up $51.2 million from fiscal year-end. We generated $138.2 million in cash flow from operations. And capital expenditures for the quarter were $74.1 million, compared to $71.8 million a year ago in the same period. We expect capital expenditures to increase as new store construction accelerates and we close on the acquisitions mentioned in the press release.

This quarter we opened four new store constructions, acquired three stores and replaced three more. We also had 19 written commitments for acquisitions that we expect to close on in the near future. We are optimistic about the acquisition pipeline going forward. Additionally, we have 31 new stores and 18 replacement stores under construction. We anticipate opening 40 to 45 new store constructions by the end of the fiscal year. And our store count at the end of this quarter was 1,749.

In addition to the unit growth, we also converted 56 more locations to a 24-hour format, added 57 more stores to the pizza delivery program, and completed one major remodel during the first quarter. We plan on adding a total of 100 stores to the pizza delivery program by the end of the fiscal year. We have also converted at least 100 stores to 24 hours, and completed 25 major remodels by the end of the fiscal year. That completes our review of the quarter. As I mentioned previously, we will release August same-store sales on Monday, September 16. We will now take your questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Karen Short with Deutsche Bank.

Bill Walljasper—Casey’s General Stores Inc—CFO

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

Karen?

Karen Short—Deutsche Bank—Analyst

Hey, can you hear me?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, I’m here.

Karen Short—Deutsche Bank—Analyst

Okay. Just a couple questions on margins. First question on your grocery margins. I’m looking at the up 20, approximately 20 basis points when you back out the one-time last year. Was there any inventory gain or anything? I know in the last quarter there was some discussion about some benefit on the inventory side from the increase in pricing?

Bill Walljasper—Casey’s General Stores Inc—CFO

No, we did not have any price increasing that ran through the grocery and general merchandise category. When you pull out that one time benefit, you’re correct, our margin would have been up about 20 basis points in spite of all the price decreases that we took in the prior year. Really what’s driving that is increased margin and contribution for ice, salty snacks, bread and cakes, just a number of things that are driving the overall margin even in light of those price decreases.

Karen Short—Deutsche Bank—Analyst

Okay. So depending on the weather and things like that, and sales, that should continue into the second quarter, like we’ve cycled the tobacco pressures.

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, the big chunk of the price decreases that we took last fiscal year occurred in October and November. So once we cycle those, we won’t necessarily have that comparative headwind. It’s been pretty modest as far as price decreases, subsequent to that time period.

Karen Short—Deutsche Bank—Analyst

Okay. And then on the prepared food side. By my math, dairy or cheese negatively impacted margins by about 90 basis points. I know there was some offset from coffee benefit. But anything else to point to in terms of prepared food margin pressure?

Bill Walljasper—Casey’s General Stores Inc—CFO

There were a couple more items, albeit smaller than the cheese impact. But we had supplies that went up in the period, as well as some meat costs that went up. And so the combination of all of those would get you to that 165 BPs down.

Karen Short—Deutsche Bank—Analyst

Okay. And then in terms of the RIN accounting. If prices peaked in July, that’s something that you would be showing in your August gas margin. Correct?

Bill Walljasper—Casey’s General Stores Inc—CFO

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

Yes, the trigger — just to clarify — just the trigger for us as far as the timing goes is, we enter into the contract to sell at a definite price. That would be the period that, that benefit will go into. Now, I will say in the month of July, as you probably know and many of you know, RINs spiked up to about $1.48. We did take advantage and did a mid-month sale in July and took advantage of that, which is why you got that $1.02 average. They’ve since come back down to that $0.70 range.

Karen Short—Deutsche Bank—Analyst

Okay, got it, that’s helpful. And then, just last question. What was the absolute dollar of credit card fees in the quarter?

Bill Walljasper—Casey’s General Stores Inc—CFO

Just about $3.2 million. Oh, I’m sorry, you want the — $25.6 million.

Karen Short—Deutsche Bank—Analyst

$25.6 million. Okay, I’ll get back in the queue, thanks.

Operator

Ben Brownlow with Raymond James.

Ben Brownlow—Raymond James & Associates—Analyst

On the Hy-Vee program, that’s obviously been extremely successful. Is there an opportunity to implement a similar program with another grocer? Are you guys looking into that at all?

Bill Walljasper—Casey’s General Stores Inc—CFO

That’s a great question, Ben. The answer would be, we are always looking for opportunities to grow our business. And so the Hy-Vee fuel saver program does have a pretty wide-reaching impact. We have about roughly 1,200 stores that technically would be in the program, which leaves a significant amount that are not in the program. So we are continually looking at opportunities to partner and try to facilitate that area.

Ben Brownlow—Raymond James & Associates—Analyst

Okay. And I know you weren’t previously seeing any carryover into a non-fuel transaction growth with that program. Is that still the case? Or has that changed at all?

Bill Walljasper—Casey’s General Stores Inc—CFO

We are starting to gain a little bit of traction in that area, Ben. We are starting to see a little bit of uptick inside the store in relationship to the — what I will say the fuel saver stores and the non-fuel saver stores. So we are encouraged by that kind of uptick, and we will keep you posted as we go forward in that regard.

Ben Brownlow—Raymond James & Associates—Analyst

Okay, great. And just one more from me. On the OpEx side, can you just update us on your thoughts? Obviously if you back out the bonus accrual and the credit card fees, that up roughly 10.8% or 11% was in line with your low double-digit guidance for the year. Are you still comfortable with that low double-digit OpEx growth for the year? And just update us based on where you trended for the first quarter, how you are thinking about the outlook.

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes. To answer your question, yes, we still are comfortable with that outlook for the fiscal year. We just had — as you might expect — as we have a very solid quarter, obviously we have a bonus structure to reward our employees, and that’s part of that. So that’s a piece of it. The credit card piece, the retail fuel price only went up about 5%. Typically when you see a spike in retail fuel price, you would see an increase in credit card utilization.

But in this regard, with the RINs escalating as they did in the quarter, certainly people are paying for the gasoline more with credit cards. And our transactions went up about 16% in the quarter. And so we will cycle over the implementation of the fuel saver program in December. And so you might see a little moderation there. Now, the retail fuel price, Ben, could go in any direction, so it’s hard to predict that. But to answer your question, overall we feel pretty good about that low double-digit comment that you made.

Ben Brownlow—Raymond James & Associates—Analyst

Great, thank you very much.

Operator

Ronald Bookbinder with The Benchmark Company.

Ronald Bookbinder—The Benchmark Company, LLC—Analyst

Congratulations on a nice quarter.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thanks.

Ronald Bookbinder—The Benchmark Company, LLC—Analyst

Could you talk about a little bit more about the fuel saver program? Are you continuing to see that ramp-up on your gallon comp, even more than it was in the prior couple quarters?

Bill Walljasper—Casey’s General Stores Inc—CFO

We are, Ron. As I mentioned, we implemented that back in December, and obviously it takes a little bit of time to gain traction out there. But we have seen I would say significant increases month over month since the fuel saver program was implemented. And so we are encouraged by that. I think the word is just getting out. The average savings on that program is roughly about $0.38 per gallon. So people are getting more and more excited about it. I think our partners there at Hy-Vee are also excited about the program. And so it has gone very well with respect to how we anticipated it rolling out.

Ronald Bookbinder—The Benchmark Company, LLC—Analyst

And you mentioned the RIN contracts in mid-July. So was there any pull-forward or shift of RINs from August into July as you took that contract?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, well, typically speaking, prior to this, we had always sold roughly the first business day of the month. Which would mean, for instance, say we sold the first business day of July, those would be RINs that were acquired in the month of June. Now, they would go into the July period because that’s when we got the agreements

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

set up with the refiner. And so we are now looking to sell RINs more on like an every two-week basis. So to answer your question, no, there wouldn’t be necessarily in the month of August, since we’re doing what we’re doing now.

Ronald Bookbinder—The Benchmark Company, LLC—Analyst

Okay. And could you talk a bit about your free-standing pizza format, and how you think that might improve the branding of the pizza going forward, and also help expand the delivery?

Bill Walljasper—Casey’s General Stores Inc—CFO

Sure. I assume you’re referring to the Casey’s Pizza Express.

Ronald Bookbinder—The Benchmark Company, LLC—Analyst

Yes.

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes. It’s very new, Ron, as you know. We only have one store right now in a test mode. And anybody that’s not familiar with this, it’s a concept where we pull out our prepared food operation out of our store, put in a standalone operation. In this case, it happens to be within a strip mall. And so it is purely a carry-out and delivery of the product. And our thought process on this, Ron, is basically trying to get the product into more people’s hands.

And I will say, we started that August 1, so we really only have about one month under our belt. We are encouraged, certainly, by the top line growth in that particular unit. Now, for us, we need to make sure that we manage the wages in relationship to that concept. So we will continue to monitor that no different than we monitored when we started rolling out the pizza delivery program. And to the extent that we see success in that, certainly anticipate continuing to roll that initiative out. It offers up a wide variety of opportunity, we believe, in the current market areas where we serve. So stay tuned on that. We will give you more information as we get a little bit more time behind us.

Ronald Bookbinder—The Benchmark Company, LLC—Analyst

Okay. And just one last question. On fuel margin, could you give us any idea as to how things have been trending quarter to date?

Bill Walljasper—Casey’s General Stores Inc—CFO

You mean in the second quarter?

Ronald Bookbinder—The Benchmark Company, LLC—Analyst

Yes.

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, I wouldn’t be able to give you any information in that regard, but certainly have to wait probably until Monday to get that statement.

Ronald Bookbinder—The Benchmark Company, LLC—Analyst

Okay, great. Thank you very much, and good luck going forward.

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Inc—CFO

Thanks, Ron.

Operator

Anthony Lebiedzinski with Sidoti & Company.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Couple questions, first on cigarettes. Can you give us what the grocery and other merchandise comp would have been excluding cigarettes?

Bill Walljasper—Casey’s General Stores Inc—CFO

Excluding cigarettes? Let’s see if I have that real handy here. I do not have that handy for you. But we certainly can get that.

Anthony Lebiedzinski—Sidoti & Company—Analyst

That’s okay. And also, you did mention in your press release that you have been able to increase your market share for cigarettes. Is there any — do you think you can quantify as far as what your market share you believe to be at this point?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, maybe a little insight in that regard. The two big states that you might recall where we saw the largest impact was the State of Illinois and Missouri. Those two happen to be non-fair trade states. Illinois obviously is the one that had the Illinois state tax impact. We are now back — we had about a 25%, 30% reduction in cartons in the State of Illinois. And so we are now, with the price reductions that we took, are back on pace with what we were prior to the Illinois state tax implementation. So we are encouraged by that.

Now, we have seen significant gains in carton movement in the State of Missouri, subsequent to the price decreases that we took. Again, the majority of those occurred in October and November of last year. So I can tell you that cigarette same-store sales have been trending very strong in the past probably — I’m going to say three to six months. We anticipate that will continue going forward here.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Got it, okay. And with respect to cheese prices, I assume you have not locked in any cheese prices at this point. Right?

Bill Walljasper—Casey’s General Stores Inc—CFO

No, we have not. And just as a point of comparative — here in Q2, we will be comparing against a $2.11 cheese cost a year ago. And then in Q3 we will compare against $2.09 a year ago. So there’s a potential slight tailwind in that comparative.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Got it, okay. And also, I think for the quarter you guys closed seven stores. Any sort of rough figure as to what you expect as far as store closures for fiscal ‘14?

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Inc—CFO

We don’t have any plans to close any stores at this point. Now, there always could be a situation when we do acquire small chains, we do tend to close some of those from time to time. But for our existing store base, we don’t have any plans in that regard.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay. And as far as your plans for a second distribution center, do you have any other updates on that?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, we are in the final stages of that due diligence, as far as location timing. I would expect in the next conference call you will hear quite a bit more detail on that. We should have that final due diligence piece wrapped up by that time and give you some more insight at that time. But certainly we are still on track.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay, thanks very much.

Bill Walljasper—Casey’s General Stores Inc—CFO

You’re welcome.

Operator

(Operator Instructions)

John Lawrence with Stephens.

John Lawrence—Stephens Inc.—Analyst

Bill, would you comment a little bit — to follow on Ben’s question about Hy-Vee. Could you give us a little bit more as far as that traction goes? What’s the first thing as they move from outside with the gas program and move inside — what are the first — what does that basket look like initially? Is it food? Is it just drinks or — a little clarity there.

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, I won’t be able to give you tremendous detail on that because it is preliminary and I hate to mislead anybody in that direction. But some of the preliminary indications that we are seeing is, it’s really in the snack areas, in the packaged beverage areas that we are seeing traction. And so definitely look at fuel saver versus non-fuel saver. That’s where we are seeing the immediate work, primarily grocery and general merchandise categories where we are seeing the uptick.

John Lawrence—Stephens Inc.—Analyst

Okay, great. And secondly, to get to the rest of the store base from 1,200, what are the factors related to that? Does it have to do with competitiveness in the marketplace, pricing, or et cetera?

Bill Walljasper—Casey’s General Stores Inc—CFO

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

Are you talking about the fuel saver program?

John Lawrence—Stephens Inc.—Analyst

Yes.

Bill Walljasper—Casey’s General Stores Inc—CFO

You’re talking fuel saver program?

John Lawrence—Stephens Inc.—Analyst

Right.

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes. Really, for us to expand the fuel saver program beyond the current store base that we have, it would appear that either one of several things would have to happen. Either our current partnership with Hy-Vee would have to accelerate their units in other parts of our market area. Or else we would have to venture outside of our current market area that is within the Hy-Vee fuel saver program and look for another partner in that regard to utilize, to do a similar type of program.

John Lawrence—Stephens Inc.—Analyst

And last question. Just competitively, you pretty much had a full summer now competing in some of those new markets like northwest Arkansas, et cetera, with a pretty good competitor. I would assume that your feedback and the results are solid and you like what you see out of those markets?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, we definitely like what we see out of those markets. The comment that was made earlier in the narrative about the 40 to 45 new stores by the end of the fiscal year as far as new store constructions go, we see a lot of those stores planned in the Arkansas area. We think the new markets that we began to penetrate last fiscal year — that being Tennessee, Kentucky, a little bit more penetration in Arkansas and North Dakota — offer up a wide opportunity for us. So look for some penetration in those states going forward here in the next — this fiscal year as well as next fiscal year.

John Lawrence—Stephens Inc.—Analyst

Yes, and last question. And I know you said you will give us some of this on the next call as far as the DC. But just in theory, with distribution, if you draw the circle for the right radius and distance for trucking, how far south and how far to the — can you really get? Can you get all the way to the south end of Tennessee or into Alabama?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, it’s a great question, John. And you are right. Logistically, looking at our current store base, the growth pattern, the second distribution center intuitively is going to be somewhere in the southeastern part of our region. That’s still being finalized. But when that is finalized and the new distribution center is up and operational, definitely you are going to be able to springboard further east into Tennessee and Kentucky, and south for that matter. And really it’s going to be a situation of us looking at the competitive landscape dynamics in all of those areas to see where the opportunities present themselves, either acquisitions or new store construction. And we think — we are excited about the future once that gets up and operational.

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

John Lawrence—Stephens Inc.—Analyst

Great, good luck, thanks.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thanks, John.

Operator

Damian Witkowski with Gabelli & Company.

Damian Witkowski—Gabelli & Company—Analyst

Two quick questions. First, you sold 12.5 million RINs, I think, in the first quarter. So if you annualized that, it’s about 50 million. Do you actually have that much capacity, or is this a high quarter?

Bill Walljasper—Casey’s General Stores Inc—CFO

It’s a little bit inflated from the prior quarters because of that mid-July sale that we did. Now, having said that, I’m going to step back a second and talk about that fuel saver program. And that fuel saver program — many of those stores, the majority of those stores are located in the State of Iowa. And so to the extent that we are gaining traction in fuel sales in the State of Iowa, that will also increase the opportunity for RINs. Because Iowa is really the only state where we secure the RINs because of the right-to-blend legislation here. So that’s a factor as to why you are seeing part of the acceleration. So over the last three fiscal years, we have averaged roughly about 43 million RINs sold. There is a good chance that we can obviously beat that number because of this program.

Damian Witkowski—Gabelli & Company—Analyst

And then just looking at your cents-per-gallon earned. Even if you back out the RINs, so you go from $0.22 to $0.19, that’s still pretty much a record, I think, or close to it.

Bill Walljasper—Casey’s General Stores Inc—CFO

That’s correct.

Damian Witkowski—Gabelli & Company—Analyst

What’s driving that? Is it the — is the environment improving?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, we did have some volatility in cost throughout the period. And any time that we do see volatility in costs, it does provide opportunity to enhance your margin. Especially in our market area where we see a little bit more rational retail pricing. And so what we are experiencing in a good share of our marketplace would be as the wholesale cost rises, our peers in our market area are very quick to respond with the retail price adjustments. And they are very delayed in their pullback when wholesale costs go down. So we have an environment that is what I call much more rational. And we have that volatility. There is opportunities. That’s what we really saw. And then on top of that, obviously it was a solid RINs environment.

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

Damian Witkowski—Gabelli & Company—Analyst

Yes. Nice quarter. Thanks, Bill.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thanks, Damian.

Operator

(Operator Instructions)

Craig Hoagland with Anderson Hoagland.

Craig Hoagland—Anderson Hoagland & Company—Analyst

Yes, could you comment a little on how returns on the remodel program are going, and how aggressive you might be rolling that out going forward?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, returns are going much better than in the first year that we rolled those out. And right now, the State of Illinois, we had a little bit of noise there with that Illinois state tax. So if you exclude the stores in Illinois impacted by that, we are in the double-digit after-tax returns for the remodels. Starting that program back a couple years ago, coming into that, we were certainly anticipating that this initiative would have at least the same returns as acquisitions. Which, that would mean a high single-digit after-tax return in the first year, a low double-digit in the second year. And that’s what we are experiencing right now.

So, having said that, the remodel program was designed for a specific style of store, what we call E and G style stores. And we have roughly about 600 of those remaining. Not all of those would be necessarily candidates. But the take-away there is that we still have a vast opportunity for that program.

Craig Hoagland—Anderson Hoagland & Company—Analyst

Yes. And how many of those have you done so far?

Bill Walljasper—Casey’s General Stores Inc—CFO

Right now, we are just a little over 220 right now, right in that area.

Craig Hoagland—Anderson Hoagland & Company—Analyst

Yes, okay. And are there other store types that you might come up with a similar or analogous program for?

Bill Walljasper—Casey’s General Stores Inc—CFO

That’s a great question, Craig. And yes, the answer is yes. We have actually have taken this concept into C and D style stores, just a handful right now. That’s been pretty recent, so we don’t have a lot of ROI data on that.

Craig Hoagland—Anderson Hoagland & Company—Analyst

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SEPTEMBER 10, 2013 / 02:30PM GMT, CASY - Q1 2014 Casey’s General Stores Earnings Conference Call

Okay. And you will see how that goes and then decide from there.

Bill Walljasper—Casey’s General Stores Inc—CFO

Correct.

Craig Hoagland—Anderson Hoagland & Company—Analyst

Thank you very much.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thank you.

Operator

Ladies and gentlemen, this concludes the question-and-answer portion of our call. I will now turn the call back over to Bill Walljasper for closing comments.

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, I would just like to thank everyone for joining us this morning on the conference call, and look forward to discussing our future results as we move forward. Have a great day.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may all disconnect. Good day, everyone.

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